Exhibit 99.1

Feel Golf Obtains $10 Million Equity Line of Credit

Monterey County, California – June 25th, 2009 - Feel Golf Company, Inc. ("Feel Golf" or the "Company") (OTCBB: FEEL), manufacturer of innovative golf clubs and reverse taper golf grips, announced today that it has executed a definitive agreement for equity financing of up to $10 million from Boston-based Auctus Private Equity Fund, LLC. The funding is contingent upon an effective registration statement with the Securities and Exchange Commission.

“We reviewed a number of firms offering traditional equity lines of credit for public companies and selected the Auctus Private Equity Fund, LLC due to the Fund’s proactive management team,” stated Lee Miller, Chief Executive Officer of Feel Golf. “Having an equity line available for general working capital and/or for other specific corporate purposes is part of our overall strategic growth plans. We will work diligently to get the transaction registered in a timely manner," Mr. Miller concluded.

About Feel Golf Company

Feel Golf (www.feelgolf.net) is known for its award winning wedges, as well as its full line of premium golf clubs and innovative reverse taper golf grips. Feel Golf's products are designed and built by PGA Professionals, and for more than 20 years Tour players worldwide have played Feel Golf's wedges.

Investor Relations Contact:

Feel Golf Company, Inc.
David Otterbach
(877) 934-7387
david@feelgolf.net

Feel Golf Company, Inc.
Ticker Symbol: "FEEL"
www.feelgolf.net

 SAFE HARBOR STATEMENT
Certain statements made in this news release are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

International Headquarters
1354-T Dayton St. Salinas , California 93901 USA T: 831.422.9300 F: 831.422.9301 Website: www.feelgolf.net

Performance Designed by PGA Professionals
Performance Driven to make you a Better Player to Experience a Better Game. SM

The “Official Golf Grip” of The United States Schools of Golf
>4 out of 5 Players Validate Greater Distance with More Accuracy & Control